Exhibit 99.2

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781-224-0880                                 Fax: 781-224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Dalia Cohen
	Chairman, President and	Investor Relations
	Chief Executive Officer	JLL Partners
	781-224-0880	212-210-9334

Breht T. Feigh
Executive Vice President, Chief
Financial Officer and Treasurer
781-224-0880

Media Contact:	Mary Zimmerman
Brunswick Group
212-333-3810

AMERICAN DENTAL PARTNERS ANNOUNCES

ACQUISITION BY JLL PARTNERS FOR $19 PER SHARE

WAKEFIELD, MASSACHUSETTS – November 7, 2011 – American Dental Partners, Inc. (Nasdaq: ADPI) today announced that it has entered into a definitive agreement to be acquired by funds affiliated with JLL Partners, Inc. (“JLL”), a leading private equity firm, that provides for holders of the Company’s outstanding common shares to receive $19.00 per share in cash. The price represents a premium of 83% to the closing price of the common shares as of November 4, 2011. The transaction is valued at approximately $398 million, including $81 million in currently outstanding debt.

A special committee of the Company’s board of directors, composed of six independent directors, negotiated the transaction and recommended it to the full board.

The special committee of the Company’s board is being advised by an independent financial advisor, Greenhill & Co, LLC, and an independent legal advisor, Wilmer Cutler Pickering Hale and Dorr LLP. BofA Merrill Lynch is acting as financial advisor to the Company and Baker & Hostetler, LLP is acting as legal advisor to the Company. Simpson Thacher & Bartlett LLP is acting as legal advisor to JLL. Jefferies & Co. is acting as financial advisor to JLL.

It is expected that Gregory A. Serrao, the Company’s Chief Executive Officer, and other members of senior management will continue in their roles with the Company after the completion of the transaction.

JLL has secured committed debt financing from KeyBank National Association, CIT Healthcare, LLC and NXT Capital, LLC to finance the acquisition.

Under the terms of the merger agreement, the Company may solicit acquisition proposals from third parties for a period of 40 calendar days from the date of the merger agreement. The merger agreement provides JLL a customary right to match a superior proposal. There can be no assurance that this process will result in a superior proposal. If there is not a superior offer, the transaction is expected to close during the first quarter of 2012, subject to customary closing conditions, including receipt of shareholder and regulatory approvals. The Company does not intend to disclose developments with respect to the solicitation process until the process is concluded.

American Dental Partners also announced today that it will not host a conference call/webcast to discuss its fiscal 2011 third quarter results.

About American Dental Partners

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 27 dental group practices, which have 282 dental facilities with approximately 2,404 operatories located in 21 states.

About JLL Partners

JLL Partners is a New York-based leading private equity investment firm with approximately $4 billion of capital under management. JLL’s investment philosophy is to partner with outstanding management teams and invest with them in companies that they can continue to grow into market leaders. JLL has invested in a variety of industries, with special focus on healthcare services, financial services and business services. More information on JLL can be found on the website www.jllpartners.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including but not limited to risks associated with overall or regional economic conditions, dependence upon affiliated dental practices, contracts the affiliated practices have with third-party payors, government regulation of the dental industry, the impact of health care reform, dependence upon service agreements and the impact of any terminations or potential terminations of such contracts, business interruptions, the outcome of pending litigation, the Company’s acquisition and affiliation strategy, the parties’ ability to consummate the proposed acquisition of the Company on the contemplated timeline and other factors that are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It:

This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by the Company with the Securities and Exchange Commission (when available) at the Securities and Exchange Commission’s website at http://www.sec.gov or at the Company’s website at http://www.amdpi.com. The proxy statement and other relevant materials (when available) may also be obtained for free from the Company by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-

0880. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in Solicitation:

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information concerning the interests of the Company’s participants in the solicitation is, and will be, set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously or in the future filed with the Securities and Exchange Commission, and in the proxy statements relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov and from the Company at http://www.amdpi.com, or by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880.